FOR IMMEDIATE RELEASE
MEDIA CONTACT:      LAURA SOLL, PUBLIC RELATIONS  (860) 688-4499 or (860) 833-4466 cell

ROCKVILLE BANK SAYS “NO THANKS” TO FEDERAL BAILOUT

ROCKVILLE, CONN., November 14, 2008 – In the past few weeks, a number of financial firms across the nation have received a portion of the $700 billion bailout approved by the U.S. Congress, as part of the Troubled Asset Relief Program (TARP), and many more are considering the offer.

But Rockville Bank will not be one of them. Yesterday/November 13, the Board of Directors of Rockville Bank voted to say, “No, thank you. Rockville Bank does not need capital from the government.”

”For 150 years, our Bank has been providing citizens and businesses in our communities with banking services,” explains William J. McGurk, President and Chief Executive Officer of Rockville Bank. “We survived two world wars, the Great Depression, the Savings and Loan crisis and several stock market crashes because we are a vigilantly managed, well-capitalized RockSolid bank. Rockville Financial, Inc., the parent company of Rockville Bank, reported $149 million of capital as of September 30, 2008, placing us solidly in the well-capitalized category.” Rockville Bank has an "Outstanding" Community Reinvestment Act rating along with a Bauer Financial, Inc. highest 5-Star Superior rating for financial strength and stability.

McGurk notes that Rockville Bank has “never engaged in ‘sub prime’ lending, has zero foreclosed properties and only a small number of loans under legal action. The rates on these loans range from only 5 to 5.875 percent, so the problems don't stem from outrageous interest rates,” McGurk states. “Our sound banking products and services are designed to meet the needs of both consumers and small-to-mid-sized businesses. Since we are a local bank, we make decisions locally and maintain relationships with customers much better than large banks.”

“Rockville Bank is still very much in the lending business and is not saddled with liquidity problems, as are some banks around the country,” adds McGurk. “We have money to lend to serve both consumer and commercial customers' borrowing needs.”

Rockville Bank is a 21-branch community bank serving Tolland, Hartford and New London counties in Connecticut. It provides a convenient banking lifestyle for Colchester, Coventry, East Hartford, East Windsor, Ellington, Enfield, Glastonbury, Manchester, Rockville, Somers, South Glastonbury, South Windsor, Suffield, Vernon, seven days a week in Tolland, and four Big Y supermarket locations. A new full-service office will open in Manchester in early 2009. For more information about Rockville Bank’s services and products, call
(860) 291-3600 or visit www.rockvillebank.com.
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